Exhibit 10.3

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of June 30, 2021, is entered into by and among Exactus, Inc., a Nevada corporation (the “Parent”), Panacea Life Sciences, Inc., a Colorado corporation (the “Company”), and the shareholders of the Company who executed this Agreement (each a “Shareholder” and collectively the “Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Parent has 650,000,000 shares of Common Stock, par value $0.0001 per share (the “Parent Common Stock”) and 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) authorized of which 450,000 shares are designated as Series A Preferred Stock (the “Series A Preferred”), 32,000,000 shares are designated as Series B-1 Preferred Stock (the “Series B-1 Preferred”) and 10,000,000 shares are designated as Series B-2 Preferred Stock (the “Series B-2 Preferred”).  As of the date of this Agreement, 142,694,521 shares of Parent Common Stock, 1,500,000 shares of Series A Preferred and 1,500,000 shares of Series B-1  Preferred and 6,000,000 shares of Series B-2  Preferred are issued and outstanding. 9,000,000 shares of Parent Common Stock may be issued upon conversion of Series A Preferred, 187,000 shares of Parent Common Stock may be issued upon conversion of Series B-1 Preferred, 750,000 shares of Parent Common Stock may be issued upon conversion of Series B-2 Preferred.

The Shareholders have agreed to transfer to Parent the shares of capital stock of the Company owned by them as reflected on each Shareholder’s signature page to this Agreement.  In exchange for the capital stock owned by the Shareholders, as of the closing the Parent will issue an aggregate of: (A) 1,000,000 shares of newly issued shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Parent C Stock”) issuable to Quintel-MC, Incorporated, a Colorado corporation (“Quintel”) (stated value of $6,046,000) convertible into 64,098,172 shares of Common Stock; (B) 10,000 shares of newly issued shares of Series C-1 Convertible Preferred Stock, par value $0.0001 per share (stated value of $2,812,500) (the “Parent C-1 Stock”) issuable to Quintel convertible into 29,817,418 shares of Parent Common Stock, (C) 10,000 shares of newly issued shares of Series D Convertible Preferred Stock, par value $0.0001 per share (stated value of $4,300,000) (the “Parent D Stock”) issuable to J&N Real Estate Company, a Colorado limited liability company convertible into 45,587,519 shares of Parent Common Stock  and (D)   473,639,756 shares of newly issued Parent Common Stock (consisting of 298,174,177 shares issuable to Quintel, 20,143,322 shares issuable to Leslie Buttroff, 91,016,026 shares issuable to 22nd Century Group, Inc. and 64,306,231 shares issuable to Company employees) which together shall equal an aggregate of approximately 70.3% (the “Stated Percentage”) of the issued and outstanding shares of Parent Common Stock, on a fully diluted basis, (exclusive of 113,383,460 shares of Parent Common Stock reserved for issuance under the Parent’s 2021 Equity Incentive Plan  but inclusive of shares issuable at Closing to various employees, directors, advisors and consultants).  Such Parent Common Stock, Parent C Stock and Parent C-1 Stock and Parent D Stock, the “Parent Exchange Stock”. The Shareholders hold all issued and outstanding shares of capital stock in the Company.

The Parent C Stock shall have such terms and rights as set forth in the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series C Convertible Preferred Stock, which shall include: (A) the right to vote on all matters submitted to a vote of shareholders of Parent on an as converted basis; and (B) for the Parent C Stock, the right to elect to receive and be paid contingent liquidating and participation payments in the amount of the Stated Value upon receipt of certain recoveries set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock in the form attached hereto as Exhibit A (the “Series C Certificate of Designations”). The Parent C-1 Stock shall have such terms and rights as set forth in the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series C-1 Convertible Preferred Stock in the form attached hereto as Exhibit A-1 (the “Series C-1 Certificate of Designations”). The Parent D Stock shall have such terms and rights as set forth in the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series D Convertible Preferred Stock in the form attached hereto as Exhibit A-2 (the “Series D Certificate of Designations” and together with the Series C and C-1 Certificate of Designations, the “Certificates of Designations”).

The exchange of Company capital stock for Parent Exchange Stock is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

The Board of Directors of each of the Parent and has determined, and  upon Closing, as defined, the Board of Directors of the Company will have determined,  that it is desirable to affect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01.Exchange by the Shareholders.  At the Closing (as defined in Section 1.02), each Shareholder shall sell, transfer, convey, assign and deliver to the Parent all of the capital stock of the Company owned by such Shareholder (the “Company Shares”) as reflected on such Shareholder’s signature page to this Agreement, free and clear of all Liens, as defined below, in exchange for Parent Common Stock and Parent C Stock, Parent C-1 Stock and Parent Series D Stock, as set forth on Exhibit B, attached hereto. In the event that the number of shares of Parent Common Stock outstanding on a fully diluted basis exceeds 142,694,521, the Shareholders shall be issued additional shares of Parent Common Stock and, if the Shareholders are employees holding stock options of the Company, stock options so that the Shareholders own the Stated Percentage on a fully diluted basis immediately following the Closing (exclusive of 113,383,460 shares of Parent Common Stock reserved for issuance under the Parent’s 2021 Equity Incentive Plan).

SECTION 1.02.Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at such location to be determined by the Company, Leslie Buttorff (“the Principal Shareholder”) and the Parent, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder, individually and not jointly, and Quintel solely in the case of Section 2.10. hereby represents and warrants to the Parent, as follows:

SECTION 2.01.Good Title.  The Shareholder is the record and beneficial owner, and has good and marketable title to its Company Shares, with the right and authority to sell and deliver such Company Shares to the Parent as provided herein. The Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances other than restrictions imposed by applicable securities laws (collectively, “Liens”).

SECTION 2.02.Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws of general applicability and by general principles of equity.

SECTION 2.03.No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his, her or its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.04.No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 2.05.Purchase Entirely for Own Account.  The Parent Exchange Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for such Shareholder’s own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent

Exchange Stock or shares of Parent Common Stock issuable upon conversion thereof (the “Parent Conversion Shares”), except in compliance with applicable securities laws.

SECTION 2.06.Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent. The Shareholder acknowledges that it has had the opportunity to review the Parent’s filings with the SEC which are available here: https://www.sec.gov/edgar/browse/?CIK=1552189.

SECTION 2.07.Non-Registration. The Shareholder understands that the Parent Exchange Stock and the Parent Conversion Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

SECTION 2.08.Restricted Securities. The Shareholder understands that the Parent Exchange Stock and the Parent Conversion Shares are deemed “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Exchange Stock and the Parent Conversion Shares would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the Parent Exchange Stock and the Parent Conversion Shares are issued to the Shareholder in accordance with the provisions of this Agreement and the Certificates of Designations, such Parent Exchange Stock and Parent Conversion Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.Legends.  It is understood that the Parent Exchange Stock and the Parent Conversion Shares will bear the following legend or another legend that is similar to the following:

NEITHER THE SHARES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH SUCH SHARES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH SUCH SHARES ARE CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10Shareholder Acknowledgment.  Quintel acknowledges that it has read the representations and warranties of the Company set forth in Article III herein and such representations and warranties are, to the best of its knowledge, true and correct as of the date hereof.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Parent, except as set forth in the disclosure schedules provided in connection herewith, as follows:

SECTION 3.01.Organization, Standing and Power.  The Company is duly incorporated or organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, its business, results of operations, prospects, condition (financial or otherwise) or assets or on the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).  The Company has no direct or indirect subsidiaries.

SECTION 3.02.Capital Structure.  The authorized share capital of the Company is as set forth on Schedule 3.02 annexed hereto. Other than set forth on Schedule 3.02, no shares or other securities of the Company are issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.02, all outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  As of the date of this Agreement, except as set forth on Schedule 3.02, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company.

Schedule 3.02 includes a true and complete copy of the unaudited balance sheet of the Company (and subsidiaries) as of December 31, 2020 and 2019, and the unaudited consolidated profit and loss statement, statement of cash flow and statement of changes in shareholders’ equity of the Company (and subsidiaries) for the period ending on such dates, certified by such Company’s chief executive officer or chief financial officer (collectively, the “Financial Statements”).  The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company (and subsidiaries); (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of the Company (and subsidiaries) and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods, except that the Financial Statements are not accompanied by notes and have not been reviewed or compiled by an independent accountant.  The Financial Statements will (a) be prepared in accordance with the books of account and records of the Company (and subsidiaries) and delivered on an estimated basis in accordance with GAAP and (b) will be true, correct and complete statements in all material respects of the consolidated financial condition of the Company (and subsidiaries) as of the Closing Date.

SECTION 3.03.Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by a majority of the Board of Directors of the Company. No corporate proceedings on the part of the Company that have not already been taken are necessary to authorize this Agreement and the Transactions.  When executed and delivered by the Parent and each Shareholder, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject and subject to general principles of equity.

SECTION 3.04.No Conflicts; Consents.

(a)The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, except as disclosed on Schedule 3.04, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound, except as disclosed on Schedule 3.04, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

(b)Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.05.Taxes.

(a)The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
(b)If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.
(c)For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.06.Benefit Plans.  Except as set forth on Schedule 3.06, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  Except as set forth on Schedule 3.06, as of the date of this Agreement there are no severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07.Litigation.  Except as set forth on Schedule 3.07, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or to the Company’s knowledge, threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Exchange Stock or (ii) would, if there were an unfavorable decision, individually or in the aggregate, be reasonably expected to have or result in a Company Material Adverse Effect.  Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been, since January 1, 2019, the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.08.Compliance with Applicable Laws.  The Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09.Brokers; Schedule of Fees and Expenses.  Except for those brokers as to which the Parent shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Parent shall issue at Closing 500,000 shares of restricted Common Stock of Parent to Paradox Capital Partners, LLC.

SECTION 3.10.Contracts.  Except as disclosed in Schedule 3.10, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

SECTION 3.11.Title to Properties.  Except as set forth on Schedule 3.11, the Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its material properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted or as set forth on Schedule 3.11.

SECTION 3.12.Labor Relations. No labor dispute exists or, to the knowledge of the Company, is threatened with respect to any of the employees of the Company, which would be reasonably expected to result in a Company Material Adverse Effect. None of the Company’s or its subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such subsidiary, and neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement, and the Company and its subsidiaries believe that their relationships with their employees are good.  To the knowledge of the Company, no executive officer of the Company or any subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. The Company and its subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 3.13.Insurance.  The Company holds the insurance policies set forth on Schedule 3.13.

SECTION 3.14.Transactions With Affiliates and Employees.  Except as set forth on Schedule 3.14, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.15.Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Exchange Stock and the Shareholders’ ownership of the Parent Exchange Stock.

SECTION 3.16.No Additional Agreements.  The Company does not have any agreement or understanding with any Shareholder with respect to the Transactions other than as specified in this Agreement or as reflected on Schedule 3.16.

SECTION 3.17.Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.18.Disclosure.  The Company confirms that, except as set forth in this Agreement including the disclosure schedules, neither it nor any person acting on its behalf has provided the Parent or its respective agents or counsel with any information that the Company believes constitutes material, non-public information, except insofar as the existence and terms of the Transactions may constitute such information.  All disclosure provided to the Parent regarding the Company, its business and the Transactions, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.19.Absence of Certain Changes or Events.  Except in connection with the Transactions and as disclosed in the Company disclosure schedules, since January 1, 2021, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect, except as disclosed on Schedule 3.19;
(b)any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;
(c)any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
(d)any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;
(e)any material change to a material Contract by which the Company or any of its assets is bound or subject;
(f)any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;
(g)any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(h)any alteration of the Company’s method of accounting or the identity of its auditors;

(i)any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Company Shares;
(j)any issuance of equity securities to any officer, director or affiliate; or
(k)any arrangement or commitment by the Company to do any of the things described in this Section, except as disclosed on Schedule 3.19.

SECTION 3.20.Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.21Compliance.  Except as set forth on Schedule 3.21, neither the Company nor any subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any subsidiary under), nor has the Company or any subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case of clauses (i), (ii) or (iii) as would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.22Regulatory Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described on the Company Disclosure Schedule, except where the failure to possess such permits would not be reasonably expected to result in a Company Material Adverse Effect (“Material Permits”), and neither the Company nor any subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 3.23Intellectual Property. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses and which the failure to so have would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Intellectual Property Rights”).  All Intellectual Property Rights are set forth on Schedule 3.23.

None of, and neither the Company nor any subsidiary has received a written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any subsidiary has received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person, except as would not be reasonably expected to have a Company Material Adverse Effect. All such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 3.24Office of Foreign Assets Control. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

SECTION 3.25U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

Section 3.26 Bank Holding Company Act. Neither the Company nor any of its subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

SECTION 3.27Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any subsidiary, threatened

ARTICLE IV

Representations and Warranties of the Parent

The Parent represents and warrants to the Shareholders and the Company, that, except as set forth on a disclosure schedule or as described in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC in 2021 (the “Parent SEC Documents”) which shall be deemed included in any schedule hereto (the “Parent Disclosure Schedules”) as follows:

SECTION 4.01.Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, its business, results of operations, prospects, condition (financial or otherwise) or assets or on the ability of the Parent to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.Subsidiaries; Equity Interests.  Except as set forth on Schedule 4.02, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.Capital Structure.  The authorized capital stock of the Parent consists of Six Hundred and Fifty Million (650,000,000) shares of Parent Common Stock, par value $0.0001 per share, and Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share, of which (i) 56,356,431 shares of Parent Common Stock are issued and outstanding as of December 31, 2020 and 111,859,759 shares are issued and outstanding as of the date of this Agreement, and (ii) the following shares of preferred stock of the Parent are issued and outstanding as of the date of this Agreement: (A) 450 shares of Series A Preferred Stock, which are convertible to 9,000,000 shares of Parent Common Stock; (B) 1,500,000 shares of Series B-1 Preferred Stock, which are convertible into 187,000 shares of Parent Common Stock; (C) 6,000,000 shares of Series B-2 Preferred Stock, which are convertible to 750,000 shares of Parent Common Stock. Except as set forth on Schedule 4.03, no other shares of capital stock or other securities of the Parent were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  Except as set forth on Schedule 4.03, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Parent may vote (“Voting Parent Debt”).  The Company has no outstanding indebtedness except as disclosed on Schedule 4.03. Except in connection with the Transactions as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt or indebtedness, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.  Other than as set forth on Schedule 4.03, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.  The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the capital stock of the Parent as at the Closing.

SECTION 4.04.Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.No Conflicts; Consents.

(a)The execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not have a Parent Material Adverse Effect.
(b)No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a Current Report on Form 8-K disclosing the Transactions contemplated hereby, including all required exhibits thereto; (B) filing with the SEC of a notice of an exempt offering of securities on Form D; and (C) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.SEC Documents; Undisclosed Liabilities.

(a)The Parent has timely filed all Parent SEC Documents for the prior two fiscal years and the current year, pursuant to Sections 13 and 15 of the Exchange Act, as applicable.
(b)As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, in each case applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the Parent’s knowledge, none of its filings with the SEC is the subject of an ongoing SEC review, inquiry or investigation, and there are no outstanding or unresolved SEC comments related to such filings.
(c)Except as set forth in the Parent SEC Documents or on Schedule 4.06, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  The Parent SEC Documents, as modified by Schedule 4.06 sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.

SECTION 4.07.Information Supplied.  None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any Parent SEC Document or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08.Absence of Certain Changes or Events.  Except as disclosed in the  Parent Disclosure Schedules, from the date of the most recent audited financial statements included in the filed Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;
(c)any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;
(d)any satisfaction or discharge of any Lien or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;
(e)any material change to a material Contract by which the Parent or any of its assets is bound or subject;
(f)any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g)any resignation or termination of employment of any officer of the Parent;
(h)any mortgage, pledge, transfer of a security interest in, or Lien, created by the Parent, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;
(i)any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(j)any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;
(k)any alteration of the Parent’s method of accounting or the identity of its auditors;
(l)any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or
(m)any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09.Taxes.

(a)The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect.

(b)The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect.
(c)There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10.Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”).  Except as set forth in the Parent SEC Documents, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11.ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.12.Litigation.  Except as disclosed on Schedule 4.12, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Exchange Stock or (ii) would, if there were an unfavorable decision, individually or in the aggregate, be reasonably expected to have or result in a Parent Material Adverse Effect.  Neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.13.Compliance with Applicable Laws.  Except as disclosed on Schedule 4.13, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not have a Parent Material Adverse Effect.  Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance would not be reasonably expected to have or result in a Parent Material Adverse Effect.

SECTION 4.14.Contracts.  Except as disclosed on Schedule 4.14, , there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

SECTION 4.15.Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16.Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.17.Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.  To the Parent's knowledge:

(a)no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise ("Misconduct") have been made involving any current or former director, officer, or independent contractor of the Parent or any of its subsidiaries,

(b)neither the Parent nor any of its subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of the Parent or any of its subsidiaries.

SECTION 4.18.Transactions With Affiliates and Employees.  Except as set forth on Schedule 4.18, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.19.Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Charter, Parent Bylaws or the Laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Exchange Stock and the Shareholders’ ownership of the Parent Exchange Stock.

SECTION 4.20.No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 4.21.Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.22.Disclosure.  The Parent confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed after the Closing.  All disclosure provided to the Shareholders regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.23.Accounts Payable. As of the date of this Agreement, the accounts payable of the Parent including any subsidiaries are listed on Schedule 4.23.

SECTION 4.24.Listing and Maintenance Requirements.  The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Conversion Shares on the trading market on which the shares of Parent Common Stock are currently listed or quoted (the OTCQB).

SECTION 4.25.Parent Exchange Stock.  Upon issuance to the Shareholders, the Parent Exchange Stock will be duly and validly issued, fully paid and non-assessable shares of Parent Common Stock and the preferred stock in the capital of the Parent with such rights in case of the preferred stock as are set forth in the Certificates of Designations therefor, copies of which are attached as Exhibit A and Exhibit A-1.

SECTION 4.26.Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

ARTICLE V

Deliveries

SECTION 5.01.Deliveries of the Shareholders.

(a)Concurrently herewith the Shareholders are delivering to the Parent this Agreement executed by the Shareholders.
(b)At or prior to the Closing, unless waived by Parent, each  Shareholder shall deliver to the Parent:
(i)	This Agreement, executed by the Shareholder; and
(ii)	this Agreement which shall constitute a duly executed share transfer power for transfer by the Shareholder of Company Shares to the Parent (which Agreement shall constitute a limited power of attorney in the Parent or any officer thereof to effectuate any share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by the Company for such purpose).

SECTION 5.02.Deliveries of the Parent.

(a)Concurrently herewith, the Parent is delivering to each Shareholder and to the Company, a copy of this Agreement executed by the Parent.
(b)At or prior to the Closing, the Parent shall deliver to the Company:
(i)	A stamped copy of the Certificate of Designations for each of the Parent C Stock and the Parent C-1 Stock, each as filed with the Secretary of State of the State of Nevada; and

(ii)	a good standing certificate from the State of Nevada.

(c)Certificates for the Parent C Stock, Parent C-1 Stock and Parent Common Stock shall be delivered to each Shareholder (which delivery may be an acknowledgement of issuance in book entry format) as set forth on Exhibit B.

SECTION 5.03.Deliveries of the Company.

(a)Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.
(b)At or prior to the Closing, the Company shall deliver to the Parent
(i)a certificate from the Company, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Company’s Charter Documents and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect; and
(ii)A shareholder list, certified by the Company’s Chief Executive Officer or Chief Financial Officer.

ARTICLE VI

Conditions to Closing

SECTION 6.01.Shareholders and Company Conditions Precedent.  The obligations of each Shareholder and the Company to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions.

(a)Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect which must be true in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Shareholder and the Company, a certificate, dated the Closing Date, to the foregoing effect.
(b)Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or any Shareholder, a Parent Material Adverse Effect.
(c)No Material Adverse Effect.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2020 which has had a Parent Material Adverse Effect.

(d)Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of capital stock of the Parent, on a fully-diluted basis, shall be as described in this Agreement.
(e)SEC Reports.  The Parent shall have filed all reports and other documents required to be filed by the Parent under the U.S. federal securities laws through the Closing Date.
(f)Nasdaq Listing.  The Parent shall have maintained its status as a company whose common stock is listed on the OTCQB and promptly following the Closing Date shall pursue listing on The Nasdaq Capital Market under its pending or a new listing application and the Parent shall not have received any notice that any reason shall exist as to why such status shall not continue immediately following the Closing.
(g)Deliveries.  The deliveries specified in Section 5.02 shall have been made by the Parent.
(h)No Suspensions of Trading in Parent Common Stock; Listing.  Trading in the Parent Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Common Stock shall have been at all times since such date listed for trading on a trading market.
(i)Satisfactory Completion of Due Diligence.  The Company and each Shareholder shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and each Shareholder in their sole and absolute discretion.
(j)Employment.Leslie Buttorff, the Chief Executive Officer of the Company, shall be subject to an agreement with Parent in form and substance satisfactory to Parent providing for her services as Chief Executive Officer, for protection from disclosure of confidential information, protection of intellectual property and trade secrets, compliance with law, and non-competition and non-raid substantially on the terms applicable to Seller herein, during the term of employment and for a period of 12 months thereafter.
(k)Board of Directors/Officers.  Each of the officers and directors of the Parent (except for Mr. Larry Wert) shall have resigned from all positions with the Parent and any subsidiaries.  On the Closing Date the Board of Directors of Parent shall consist of two persons, consisting of Leslie Buttorff and Lawrence Wert. Leslie Buttorff shall be appointed Chief Executive Officer and each other officer of the Parent shall be appointed by the Board effective as of the Closing Date.
(l)Litigation. All litigation involving the Parent or its subsidiaries shall have been settled, which litigation is set forth on Schedule 6.01.
(m)Right of First Refusal. The Company and the Shareholders shall have terminated or waived all right of first refusal under that certain Right of First Refusal and Co-Sale Agreement, dated December 3, 2019, by and among the Company, the investors named therein and certain key holders named therein and the Founder Stock Purchase Agreement between the Company and Quintel-MC, Incorporated dated October 20, 2017.

(n)Holders of the Company’s existing stock options shall have executed documents canceling each such holder’s stock options.
(o)The Parent shall have granted stock options to each holder referred to in Section 6.01(n) and such holders have executed Stock Option Agreements with the Parent.
(p)Each Shareholder of the Company has executed this Agreement unless waived by the Principal Shareholder.
(q)The Board of Directors of the Parent shall have reserved for issuance such number of shares of Parent Common Stock as is necessary for complete conversion of the Parent Preferred Stock to be issued to the Shareholders subject to the 650 million limit contained in the Company’s Articles of Incorporation.

(r)Omitted.

(s)All Company indebtedness shall have been converted to Company capital stock except as reflected on Schedule 6.02(u).

SECTION 6.02.Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)Representations and Covenants.  The representations and warranties of each Shareholder and the Company contained in this Agreement shall be true in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect which must be true in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Such Shareholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Shareholder and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect.
(b)Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.
(c)No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date hereof which has had a Company Material Adverse Effect.

(d)Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by each Shareholder and the Company, respectively.
(e)Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the Company, on a fully-diluted basis, shall be described on Exhibit B.
(f)Employment.The Principal Shareholder shall be subject to an agreement with Parent in form and substance satisfactory to the Parent providing for the continued services of the Chief Executive Officer, for protection from disclosure of confidential information, protection of intellectual property and trade secrets, compliance with law, and non-competition and non-raid substantially during the term of her employment and for a period of 12 months thereafter.
(g)Note Repayment.  Except as provided on Schedule 6.02(i), all indebtedness payable to the Principal Shareholder or any affiliates including Quintel-MC, Incorporated and its respective affiliates shall have been converted to Company capital stock.

ARTICLE VII

Covenants

SECTION 7.01.Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 7.02.Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03.Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04.Exclusivity.  Each of the Parent and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each of the Parent and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05.Filing of 8-K and Press Release.  The Parent shall file, no later than four (4) business days following execution of this Agreement and of the Closing Date, a current report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions.

SECTION 7.06.Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.07.Preservation of Business.  From the date of this Agreement until the Closing Date, the Company shall operate only in the ordinary and usual course of business consistent with their respective past practices, and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective  representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 7.08.Company Financial Statements.  Within seventy-one (71) days following the execution of this Agreement, the Principal Shareholder shall cause the Company to prepare and deliver to the Parent US GAAP audited financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K/A by the Parent to be filed with the SEC following Closing (2 years) (the “Audited Financial Statements”).

SECTION 7.09.Officers and Directors.  Following the Closing, the Parent shall promptly prepare an Information Statement, file the Information Statement with the SEC and comply with Rule 14f-1 under the Securities Exchange Act of 1934 to expand its Board of Directors to five people including three new directors designated by the Principal Shareholder.

SECTION 7.10.The Shareholders shall authorize the amendment to the Articles of Incorporation of Parent to and change the name of Parent (and trading symbol) to Panacea Life Sciences Holdings, Inc. or such name as is determined by the Principal Shareholder and agree to discontinue within three months all use of any name similar to Exactus.

SECTION 7.11.Brokers/Finders.  Parent shall enter into one or more advisory agreements for consulting/advisory services to be rendered by Paradox Capital Partners, LLC or affiliates which provide for aggregate compensation for future services as set forth in Section 3.09 hereof.

ARTICLE VIII

Miscellaneous

SECTION 8.01.Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Exactus, Inc.
80 NE 4th Avenue, Suite 28
Delray Beach, FL 33483
Attn:

With a copy to (which shall not constitute notice):
Crone Law Group
1 East Liberty, Suite 600,
Reno, NV 89501
Cell (702) 525-6012
Office (775) 234-5221
Attn:

If to the Company, to:

Panacea Life Sciences, Inc.
1619 W. 45th Drive
Golden, CO 80403
(303) 434-0215
Attn:

With a copy to (which shall not constitute notice):

Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard
Suite 305
Palm Beach Gardens, FL 33410
Attn:

If to the Shareholders at the addresses set forth in Exhibit B hereto.

SECTION 8.02.Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.Replacement of Securities.  If any certificate or instrument evidencing any Parent Exchange Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Parent Exchange Stock.  If a replacement certificate or instrument evidencing any Parent Exchange Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04.Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05.Limitation of Liability.  Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of any   Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of that Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of any other Shareholder.

SECTION 8.06.Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.07.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.08.Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.09.Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Disclosure Schedules, (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.10.Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the parties, including but not limited to matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Nevada without reference to principles of conflicts of laws.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada and the Federal Courts of the United States of America located within the Clark County, Nevada with respect to any matter arising between the parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Nevada State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding arising between the parties, including but not limited to matters arising under or in connection with this Agreement, venue shall lie solely in Denver, Colorado or any Federal Court of the United States of America sitting in the District of Colorado.

SECTION 8.11.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Securities Exchange Agreement as of the date first above written.

The Parent:
EXACTUS, INC.

	By:	/s/ Larry West
	Name:	Larry Wert
	Title:	Executive Chairman

The Company:
PANACEA LIFE SCIENCES, INC.

	By:	/s/ Leslie Buttorff
	Name:	Leslie Buttorff
	Title:	CEO

[Signature Page to Securities Exchange Agreement]

The Shareholders:
QUINTEL-MC, INCORPORATED

	By:	/s/ Leslie Buttorff
	Name:	Leslie Buttorff
	Title:	CEO

J&N REAL ESTATE COMPANY

	By:	/s/ Leslie Buttorff
	Name:	Leslie Buttorff
	Title:	Managing Member

22ND CENTURY GROUP, INC.

	By:	/s/ James Mish
	Name:	James Mish
	Title:	CEO

[Signature Page to Securities Exchange Agreement]

List of Schedules

PLS Schedules

3.02 Capital Structure

3.04 Conflicts; Consents

3.06 Benefit Plans

3.07 Litigation

3.10 Material Contracts

3.11 Real Property

3.13 Insurance

3.14 Transactions with Affiliates

3.16 No Additional Agreements

3.19 Absence of Changes or Events

3.21 Compliance

3.23 Intellectual Property

6.01 Shareholders and Company Conditions Precedent

6.02 Parent Conditions Precedent

Exactus Schedules

3.02 Capital Structure

3.06 Separation Agreements

3.10 Material Contracts

3.13 Insurance

List of Exhibits

EXHIBIT A

Form of Series C Certificate of Designations

EXHIBIT A-1

Form of Series C-1 Certificate of Designations

EXHIBIT A-2

Form of Series D Certificate of Designations

EXHIBIT B

Transaction Capitalization